Exhibit 10.2
PROMISSORY NOTE
(Revolving Line of Credit)

$3,000,000.00	November 24, 2008

FOR VALUE RECEIVED, the undersigned, PARK CITY GROUP, INC., a Nevada corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (“Lender”), at 170 South Main, Suite 600, Salt Lake City, Utah 84101, or at such other place as Lender may from time to time designate, the principal sum of THREE MILLION DOLLARS ($3,000,000.00), or the aggregate unpaid principal amount of all advances made by Lender to Borrower under the terms of this Note, together with all subsequent advances made, expenditures authorized and additional payments provided for in this Promissory Note, and in any of the Loan Documents (defined below).

1. Definitions.  Capitalized terms used in this Note without definition shall have the meaning assigned to such terms in the Loan Agreement.  As used in this Note, the following terms shall have the meanings set forth below:

“Advances” means all extensions of credit made by Lender to Borrower under the terms of the Loan Agreement.

“Assignments of Deposit Account” means the separate Assignments of Deposit Account, dated the same date as this Note, executed by Borrower, Riverview Financial Corp., a California corporation, and the Guarantor in favor of Lender.

“Credit Limit” means THREE MILLION DOLLARS ($3,000,000.00), the maximum principal amount of the Loan that may be outstanding at any time.  The Credit Limit shall reduce over the term of the Loan, as described in the Loan Agreement.

“Guarantor” means Randall K. Fields.

“Loan” means the revolving line of credit facility advanced by Lender to Borrower under the terms and conditions of the Loan Agreement, in a maximum principal amount equal to the Credit Limit.

“Loan Agreement” means the Revolving Credit Agreement, dated the same date as this Note, executed by Lender and Borrower.  The Loan Agreement governs the terms of the Loan.

“Loan Documents” means the following documents entered into in favor of Lender in conjunction with this Note:  the Loan Agreement, the Security Agreement, the Assignments of Deposit Account, the Uniform Commercial Code Financing Statement, the Guaranty (as defined in the Loan Agreement), and any other instruments or documents evidencing or securing the Loan.

“Note” means this Promissory Note (Revolving Line of Credit), and any extensions, renewals or modifications of this Note.

“Principal Indebtedness” means at any time and from time to time during the term of this Note all Advances, disbursements, expenditures and payments made by Lender after the date of this Note pursuant to the terms of this Note or any of the Loan Documents.

“Security Agreement” means the Security Agreement, dated the same date as this Note, executed by Borrower, as debtor, in favor of Lender, as secured party.

“Termination Date” means _____________, 2010.  On the Termination Date, Lender’s obligations to fund Advances under the Loan Agreement shall lapse.

2. Advances.  This Note is given by Borrower to Lender to evidence Borrower’s obligations to repay the proceeds of all Advances made by Lender to Borrower.  Lender’s records of all Advances made to Borrower pursuant to the Loan Agreement and all payments of principal amounts in respect of such Advances shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Advances and the outstanding Principal Indebtedness under this Note.

3. Revolving Credit.  Lender, upon the terms, covenants, and conditions set forth in the Loan Agreement, shall extend to Borrower a revolving line of credit facility up to a maximum outstanding principal indebtedness equal to the Credit Limit (which shall reduce over the term of the Loan, as described in the Loan Agreement).  Borrower may draw on and utilize  amounts available under the Credit Limit during the period from the date of this Note up to, but not including, the Termination Date on the terms and subject to the conditions specified in the Loan Agreement.

4. Interest.  The unpaid principal balance will bear interest at an annual rate of 7.26%.  Interest shall be calculated on the basis of a year consisting of three hundred sixty (360) days based on the actual number of days elapsed.

5. Payments.

(a) Interest is payable beginning _January 15__, 2009__, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

(b) Principal is payable on _November 24__, 2010, the maturity date.

6. Security.  This Note is secured by the Security Agreement, the Assignments of Deposit Accounts and the other Loan Documents.

7. Notice and Manner of Borrowing.  Borrower shall notify Lender in writing of Borrower’s intent to obtain an Advance as required by the terms of the Loan Agreement. Provided all conditions precedent to the making of an Advance under the terms of the Loan Agreement have been satisfied or waived by Lender, Lender shall make the proceeds of the Advance available to Borrower, as provided in the Loan Agreement.

8. Late Payments.  If any payment to be paid by Borrower under the terms of this Note is not received by Lender within ten (10) days after such installment is due, Borrower shall pay to Lender a late payment charge equal to five percent (5.0%) of such late payment.

9. Application of Payments.  All payments on this Note shall, at the option of Lender, be applied first to the payment of accrued interest and after all such interest has been paid, any remainder shall be applied to satisfy any outstanding late charges or other advances made by Lender to protect its security for the repayment of the Loan, and the balance, if any, towards the reduction of principal.

10. Prepayment.  This Note may be prepaid in full or in part at any time without indemnity.  Prepayments of less than all the outstanding principal amount of this Note shall be applied upon principal payments in the inverse order of their maturities.

11. Governing Law.  This Note is to be construed in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of laws.

DATED effective as of the date first above written.

BORROWER:

PARK CITY GROUP, INC., a Nevada corporation

By: /s/ Randall Fields
RANDALL K. FIELDS, CEO